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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the inclusion and incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-114705 of Gevity HR, Inc. and subsidiaries (the "Company") on Form S-3 of our report dated March 11, 2004 (March 26, 2004 as to Note 22) which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company's changing from gross revenue reporting to net revenue reporting for client employee salaries, wages and payroll-related taxes and relating to the Company's changing its method for accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142 during the year ended December 31, 2002, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2003, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


Deloitte & Touche, LLP

Tampa, Florida
May 3, 2004